SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K
                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported)  July 18, 1996


                          COACHMEN INDUSTRIES, INC.
  ________________________________________________________________________
           (Exact name of registrant as specified in its charter)


               Indiana                     1-7160          35-1101097
  _______________________________________________________________________
   (State or other jurisdiction of     (Commission       (IRS Employer
    incorporation or organization)     File Number)   Identification No.)



             601 East Beardsley Ave.
                 Elkhart, Indiana                          46514
  _______________________________________________________________________
      (Address of principal executive offices)          (Zip Code)




    Registrant's telephone number, including area code:  (219-262-0123)



                               Not Applicable
  ________________________________________________________________________
       (Former name or former address, if changed since last report)

Item 5.   Notice of two-for-one stock split

          On July 18, 1996, Coachmen Industries, Inc. announced that the Board of Directors unanimously approved a two-for-one stock split at their quarterly meeting on July 17, 1996. A copy of the press release is attached.





                               Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Coachmen Industries, Inc.

                                           Gary L. Groom
                                       ______________________
                                           Gary L. Groom
                                       Executive Vice President
                                       Finance and Secretary

Dated:  August 6, 1996

                           PRESS RELEASE

                                       Contact:  Gary L. Groom
                                                 Chief Financial Officer

July 18, 1996

COACHMEN INDUSTRIES, INC.   (NYSE-COA)

ELKHART, IN----Coachmen Industries, Inc. announced today that the Board of Directors unanimously approved a two-for-one stock split. The split will be effective August 28, 1996 for shareholders of record on August 7, 1996.

Thomas H. Corson, Chairman of the Board, said the Board declared the split in view of the favorable outlook for Coachmen and to improve the liquidity of the Company's stock. Corson cited strong market share gains over several years in Coachmen's recreational vehicle and modular housing businesses, in addition to favorable demographics as reasons for the positive outlook.

The Company reported record second quarter sales and earnings per share on July 16. Second quarter sales were $166,715,051, up 30% from the $128,192,670 reported for the prior year. Net income for the quarter was $8,685,723, a 106% increase when compared with the $4,212,086 earned in the second quarter of 1995. Earnings per share for the quarter were $1.16, more than double the 57 cents earned last year. Earnings per share for the six months were $14,936,679 or $1.99 per share as compared to $7,415,550 or $1.00 per share a year ago.